Exhibit 5.2

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES www.duanemorris.com	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

January 5, 2024

IQVIA Inc.

2400 Ellis Rd.

Durham, North Carolina 27703

Re:

Offer to Exchange (i) $750,000,000 aggregate principal amount of unregistered 5.700% Senior Secured Notes due 2028 and (ii) $1,250,000,000 aggregate principal amount of unregistered 6.250% Senior Secured Notes due 2029 (the “Outstanding Notes”) for registered (i) 5.700% Senior Secured Notes due 2028 and (ii) 6.250% Senior Secured Notes due 2029, respectively (the “Exchange Notes”)

Ladies and Gentlemen:

We have acted as special counsel to IQVIA Inc., a North Carolina corporation (the “Company”) in connection with its offer to exchange the Exchange Notes, the issuance of which has been registered under the Securities Act of 1933, as amended, for all of the Outstanding Notes. In addition, we have acted as special counsel to IQVIA Medical Communications & Consulting, Inc., a New Jersey corporation (the “NJ Guarantor”) and IQVIA Phase One Services LLC, a Kansas limited liability company (the “KS Guarantor”, and together with the NJ Guarantor, the “Guarantors”), which are subsidiaries of the Company, that are guarantying the Exchange Notes pursuant to the Indentures, dated May 23, 2023 and November 28, 2023, as amended, among the Company, U.S. Bank Trust Company, National Association, as trustee of the Outstanding Notes, IQVIA Holdings Inc. and certain subsidiaries of the company as guarantors (the “Indentures”). This opinion letter is furnished to you pursuant to your request from the Company and the Guarantors that we provide you certain opinions in connection with the Indentures.

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a. the Indentures;

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IQVIA Inc. January 5, 2024 Page 2

b. Certificate of Incorporation of the NJ Guarantor (the “NJ Certificate”) as certified by the Treasurer of the State of New Jersey on December 28, 2023 (the “NJ Certification Date”), and with respect to which the Secretary of the NJ Guarantor has attested to (i) the absence of any amendment to the NJ Certificate, or of any proceedings therefor, since the NJ Certification Date, and (ii) that no action has been taken to dissolve or terminate the NJ Guarantor;

c. By-laws of NJ Guarantor as amended to date;

d. a certificate of good standing of the NJ Guarantor from the Department of the Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey dated January 3, 2024;

e. Articles of Incorporation of the KS Guarantor (the “KS Certificate”) certified by the Secretary of State of the State of Kansas on December 29, 2023 (the “KS Certification Date”), and with respect to which the Secretary of the KS Guarantor has attested to (i) the absence of any amendment to the KS Certificate, or of any proceedings therefor, since the KS Certification Date, and (ii) that no action has been taken to dissolve or terminate the KS Guarantor;

f. By-laws of KS Guarantor as amended to date;

g. a certificate of good standing of KS Guarantor from the Secretary of State of the State of Kansas dated January 3, 2024;

h. Unanimous Written Consents of the Board of Directors of each of the Guarantors relating to the execution of, and performance under, the Indentures by each of the Guarantors; and

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and the Guarantors and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; and (v) that all records and other information made available to us by the Company and the Guarantors on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

IQVIA Inc. January 5, 2024 Page 3

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1) The NJ Guarantor is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2) The KS Guarantor is a corporation validly existing and in good standing under the laws of the State of Kansas.

3) Each of the Guarantors has the requisite corporate power to perform its obligations under the Indenture.

4) The performance by each of the Guarantors of its obligations under the Indentures has been duly authorized by all necessary corporate action on the part of each of the Guarantors.

The opinions expressed herein are limited to (i) the New Jersey Business Corporation Act, (ii) Kansas General Corporation Code and (iii) those laws, rules and regulations of the State of New Jersey and State of Kansas, in each case which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to the opinions expressed above (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the State of New Jersey and the State of Kansas other than the Applicable Laws, or (ii) any jurisdiction other than the State of New Jersey and the State of Kansas.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person (other than your successor by means of merger, consolidation, transfer of a business or similar transaction), nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Sincerely,

/s/ Duane Morris LLP

DUANE MORRIS LLP